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Exhibit 12.1

GRUPO TMM, S.A. de C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands of US dollars)

			December 31,
		Pro Forma	Historical
		2002	2002	2001	2000	1999
Historical ratio (U.S. GAAP):
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtness		$69,609	$162,498	$142,036	$165,767	$167,919
Portion of rent expense representative of interest factor	(A)	10,225	29,779	36,306	33,350	22,814

Fixed charges		79,834	192,277	178,342	199,317	190,733

Earnings:
Pretax income from continuing operations		(67,567)	(78,359)	6,965	(14,906)	83,290
Less:
Minority interest		(261)	96,996	83,675	55,329	(99,791)
Equity investee income/loss		1,988	2,187	459	522	1,247
Fixed charges		79,834	192,277	178,342	199,317	190,733
Amortization of capitalized interest		—	345	345	345	345
Distributed income of equity investees		1,292	1,292

		11,310	210,364	268,868	239,563	173,330
Less:
Interest capitalized

Earnings		$11,310	$210,364	$268,868	$239,563	$173,330

Ratio of earnings to fixed charges		(C)	1.09	1.51	1.20	(B)

(A)
The Company considered one third of the rent expense as imputed interest factor

(B)
Due to the registrant's loss in 1999, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $17,403 to achieve a coverage ratio of 1:1.

(C)
Due to the registrant's loss in Pro Forma 2002, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $68,524 to achieve a coverage ratio of 1:1.

GRUPO TMM, S.A. de C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands of US dollars)

			December 31,
		Pro Forma	Historical
		2002	2002	2001	2000	1999	1998
Historical ratio (IAS):
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtness		$75,651	$163,430	$141,103	$165,767	$167,919	$168,100
Portion of rent expense representative of interest factor	(A)	13,511	33,194	38,839	35,653	24,148	25,104

Fixed charges		89,162	196,624	179,942	201,420	192,067	193,204

Earnings:
Pretax income from continuing operations		(81,438)	(22,807)	(18)	(15,783)	29,349	(86,118)
Less:
Minority interest		(8,207)	(3,456)	91,139	57,643	(39,873)	15,885
Equity investee income/loss		918	2,187	459	522	1,247	829
Fixed charges		89,162	196,624	179,942	201,420	192,067	193,204
Amortization of capitalized interest		—	345	345	345	345	345
Distributed income of equity investees		1,292	1,292

		(109)	169,811	270,949	243,103	180,641	122,487
Less:
Interest capitalized

Earnings		(109)	$169,811	$270,949	$243,103	$180,641	$122,487

Ratio of earnings to fixed charges		(C)	(B)	1.51	1.21	(B)	(B)

(A)
The Company considered one third of the rent expense as imputed interest factor

(B)
Due to the registrant's loss in 2002, 1999 and 1998, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $26,813, $11,426 and $70,717 respectively to achieve a coverage ratio of 1:1.

(C)
Due to the registrant's loss in Pro Forma 2002 the ratio coverage was less than 1:1. The registrant must generate additional earnings of $89,271 to achieve a coverage ratio of 1:1.

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  Exhibit 12.1